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                                                                   EXHIBIT 10.13

                                BANK OF TENNESSEE
                    CHANGE OF CONTROL COMPENSATION AGREEMENT

         THIS AGREEMENT, dated as of April 1, 1997, is made by and between BANCTENN CORP., a one-bank holding company chartered under the laws of the State of Tennessee (the "Company"), BANK OF TENNESSEE, a Tennessee banking corporation having its principal place of business at 301 East Center Street, Kingsport, Tennessee (herein "Bank"), and ROY L. HARMON, JR. (the "Executive").

                                    RECITALS:

         A. The Boards of Directors of the Company and Bank have recommended and approved that the Company and Bank enter into agreements providing for compensation under certain circumstances after a "Change of Control" (as defined herein) with key executives of the Company and Bank.

         B. Executive is the President and Chief Operating Officer of Bank and Vice President of the Company, and, as such, has been designated by the Boards of Directors as a key employee.

         C. Should Company or Bank become subject to any actual or potential Change of Control (as defined herein), the Boards of Directors of the Company and Bank believe it is imperative that the Company and Bank and their respective Boards of Directors be able to rely upon Executive to continue in his position and that the Company and Bank be able to receive and rely upon Executive's advice as to the best interests of the Company and Bank without concern that the Executive might be distracted by the personal uncertainties and risks created by a Change of Control.

         D. Should the Company or Bank become subject to any such Potential Change of Control (as defined herein), in addition to Executive's regular duties, Executive may be called upon to assist in the assessment of such circumstances, advise management and the Boards of Directors as to whether such proposal would be in the best interests of the Company or Bank and their respective constituents, and to take such other actions

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                  above and beyond Executive's regular duties as the Boards of
                  Directors might determine to be appropriate.

         NOW, THEREFORE, to assure the Company and Bank of the continued dedication and service of Executive and the availability of his advice and counsel notwithstanding the possibility, threat or occurrence of a Potential Change of Control or a Change of Control of the Company or Bank, and to induce Executive to remain in the Bank's employ and for other good and valuable consideration, the Company, Bank and Executive hereby contract and agree as follows:

         1. Definitions. As used herein the following terms shall be defined as follow:

                  "Annual Earnings" shall mean the amounts earned by Executive for personal services rendered to Bank and its affiliates, as reportable on Treasury Department Form W-2, including overtime, bonuses and commissions but excluding the following: (i) moving and education expenses, (ii) income earned under Section 79 of the Code, as amended, and (iii) income imputed to Executive from personal use of employer-owned automobiles and employer-paid club dues, and
(iv) income attributable to grants of and dividends on shares awarded (whether as options, restricted stock or any other form) under the Company's 1992 Employee Stock Incentive Plan, the Company's 1996 Employee Stock Purchase Plan, and any successor to such plans.

                  "Average Annual Earnings" shall mean the mathematical average of Executive's Annual Earnings for the five (5) fiscal years preceding a Qualifying Termination.

                  "Board" means the Board of Directors of the Company or the Bank as the case may be.

                  "Change of Control" means, with respect to the Company or the Bank, the happening of any of the following:

                  (i)      The death of William B. Greene, Jr.; or

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                  (ii)     The permanent mental disability of William B. Greene,
Jr. such that it is determined by competent independent medical opinion that he is incapable of managing his business affairs and exercising the judgment and discretion reasonably required thereby; or

                  (iii) If any person or entity, including a "group" as defined in Section 11(d)(3) of the Securities Exchange Act of 1934, (other than
(x) the Company or a wholly-owned subsidiary thereof, or (y) any employee benefit plan of the Company or any of its subsidiaries or (z) William B. Greene, Jr. and his Related Interests) becomes the beneficial owner of securities of the Company or Bank having more than 50% of the combined voting power of the then outstanding securities of the Company or Bank that may be cast for the election of directors of the Company or Bank (other than as a result of an issuance of securities by the Company or the Bank in the ordinary course of business); or

                  (iv) If, as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or Bank (or any successor corporation or entity) entitled to vote generally in the election of the directors of the Company or Bank after such transaction are held in the aggregate by the holders of the Company's or Bank's securities entitled to vote generally in the election of directors of the Company or Bank immediately prior to such transaction; or

                  (v) If, during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company or the Bank cease for any reason to constitute at least a majority thereof, unless the election of each director of the Company or the Bank first elected during such period was approved by a vote of at least two-thirds (2/3) of the directors of the Company or the Bank, as the case may be, then still in office who were directors of the Company or the Bank at the beginning of any such period; or

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                  (vi)     If William B. Greene, Jr. and his Related Interests
cease to own at least twenty-five percent (25%) of the outstanding stock of the Company (except as a result of the issuance of securities issued by the Company in the ordinary course of business); provided, however, a Change of Control shall not be deemed to have occurred so long as William B. Greene, Jr. and his Related Interests remain, in the aggregate, the Company's largest stockholder.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended, and all regulations adopted pursuant thereto.


                  "Normal Retirement Date" shall mean the date upon which Executive reaches sixty-five (65) years of age.

                  "William B. Greene, Jr. and his Related Interests" shall mean William B. Greene, Jr., Greene Investment Corp., any trust of which William B. Greene, Jr. is a trustee, co-trustee, or beneficiary, and any partnership, corporation, or limited liability company of which William B. Greene, Jr. is an officer, director, stockholder, member, or equity owner.

                  "Potential Change of Control" means the happening of any of the following:

                  (i) The approval by the stockholders of the Company or the Bank of an agreement the consummation of which would result in a Change of Control of the Company or the Bank; or

                  (ii) The acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than the Company or a subsidiary or any Company employee benefit plan, or William B. Greene, Jr. and his Related Interests) of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's outstanding securities and the adoption by the Board of Directors of a resolution to the effect that a Potential Change of Control of the Company has occurred; or

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                  (iii)    The execution of a definitive binding written
agreement by William B. Greene, Jr. and his Related Interests providing for the sale to an independent third party not related to or affiliated with William B. Greene, Jr. or the Company or its subsidiaries or a related employee benefit plan, of such amount of stock as will, upon closing and consummation of such agreement, cause William B. Greene, Jr. and his Related Interests, in the aggregate, to no longer be the Company's largest stockholder.

         2. Assured Period of Service. In the event a third person begins a tender or exchange offer, circulates a proxy to stockholders, or takes other steps to pursue a transaction the effect of which would be to constitute a Change of Control, Executive agrees that he will not voluntarily leave Bank's employ on less than three (3) months prior written notice to the Bank's Chairman of the Board, and will render the services expected of his position, and until such third person has abandoned or terminated his efforts to effect a Change of Control or until a Change of Control has occurred.

         3. Termination Following Change of Control. In the event Executive's employment is terminated at any time within three (3) years following a Change of Control under any circumstance constituting a "Qualifying Termination," the Company and Bank shall provide or cause to be provided to Executive the benefits and rights described in Section 4 hereof. As used herein, a "Qualifying Termination" shall mean a termination of Executive's employment with the Bank under any of the following circumstances:

                  (a) Termination by Company or Bank. Termination of Executive's employment by the Company or the Bank for reasons other than "cause" as such term is defined in Section (5)(a) hereof, but not including termination by reason of Executive's death, permanent disability, or attainment of normal retirement age; or

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                  (b)      Termination by Executive. Termination of employment
by Executive following the occurrence of any of the following events:

                           (i)      The assignment of Executive to any duties or
responsibilities that are

inconsistent with his position, duties, responsibilities or status immediately preceding such Change of Control, or a change in his reporting responsibilities or titles in effect at such time resulting in a reduction of his responsibilities or position;

                           (ii)     The reduction of Executive's annual salary
(including any deferred portions thereof) or any level of benefits or supplemental compensation;

                           (iii)    The transfer of Executive to a location
requiring a change in his residence or a material increase in the amount of travel normally required of Executive in connection with his employment; or

                           (iv)     The good faith determination by Executive
that due to the Change of Control he is no longer able effectively to discharge his duties and responsibilities.

         4. Rights and Benefits Upon Termination. In the event of the termination of Executive's employment under any of the circumstances constituting a Qualifying Termination as set forth in Section 3 hereof, the Company and Bank and their successors shall provide or cause to be provided to Executive the following rights and benefits:

                  (a) Termination Compensation. Executive shall be entitled to receive a payment in cash in an amount equal to five (5) times Executive's Average Annual Earnings. For purposes of this Agreement, Executive's Average Annual Earnings shall be deemed the "Base Amount" as that term is defined in
Section 280G(b)(3)(A) of the Code, as amended. Such compensation, less any applicable withholdings for federal income taxes and Social Security contributions, shall be paid to Executive in a lump sum within ten (10) calendar days after the effective date of the Qualifying Termination;

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provided, however, Executive may, at his option, elect to receive such compensation in as many as five (5) annual installments payable, without interest, on each anniversary date of the Qualifying Termination.

                  If Executive shall die after the occurrence of a Qualifying Termination but prior to the time all payments due to Executive under this Section 4 or otherwise under this Agreement have been made, then as soon as practicable after such death, but in no event later than three (3) months thereafter, Company or Bank shall pay or cause to be paid in a lump sum in cash all sums not distributed to Executive prior to his death.

         (b) Supplemental Executive Retirement Plan Benefits. Except to the extent expressly prohibited by any applicable law or regulation, any and all restrictions, vesting schedules and conditions or thresholds provided in any supplemental Executive retirement plan, if any is in effect at Executive's Qualifying Termination, shall immediately lapse and Executive shall be entitled immediately to receive all benefits previously granted thereunder.

         (c) Executive Incentive Plan Benefits. Any award under any incentive plan for which Executive is eligible and which has not been paid to Executive at the time of his Qualifying Termination shall be paid to him within thirty (30) days of such termination. Such payment shall be accompanied by a payment to Executive of an amount equal to one-twelfth (1/12th) of the award to the Executive for the most recently ended plan year for each full month in the current plan year prior to the month of Executive's Qualifying Termination.

         (d)      Insurance Benefits.

                  (i) Life Insurance. Upon a Qualifying Termination, the Company and Bank shall transfer to Executive title to and ownership of such split-dollar life insurance policies as may then be in effect insuring Executive's life, including all cash values and other rights and benefits thereunder.

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                  (ii)     Medical, Accident and Disability. Upon a Qualifying
Termination, Executive shall continue to be covered, until Executive's Normal Retirement Age, by such medical insurance and accident and disability insurance plans or any successor plan or program as the Company or Bank may then have in effect for Executive's benefit, subject to the terms of such plans and subject to Executive's continuing to make any payments required for employees in the same class or category as Executive held prior to his termination. In the event Executive is ineligible to continue to be covered under the terms of any such benefit plan or program, or in the event Executive is eligible but the benefits applicable to Executive under any such plan or program after termination are not substantially equivalent to the benefits applicable to Executive immediately prior to termination, then until Executive's Normal Retirement Date, Bank shall provide such substantially equivalent benefits or other such additional benefits as may be necessary to make the benefits applicable to Executive substantially equivalent to those in effect prior to Executive's termination; provided, however, that if during such period Executive should enter into the employment of another company or firm which provides substantially similar benefit coverage, Executive's participation in the comparable benefits provided by Bank shall cease. For so long as Executive is eligible under this Agreement to receive coverage under such insurance plans, Executive may purchase, at his expense, extended coverage for his spouse and dependents according to the terms of coverage under such plans as in effect from time to time. In the event Executive dies after a Qualifying Termination and prior to attaining Normal Retirement Age, Executive's spouse and dependents may continue to participate in such plans, at their expense, until (i) the spouse reaches Normal Retirement Age and (ii) Executive's dependents reach the age of majority or are otherwise not eligible to participate.

         (e) Ownership of Perquisites. The ownership of any automobile which was assigned to Executive prior to his termination shall be transferred to him, free of charge, within thirty

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(30) days after his Qualifying Termination. The ownership of any club membership which was assigned to Executive prior to his Qualifying Termination shall be transferred to Executive free of charge, within thirty (30) days after termination; provided, however, in the event any such club membership is not transferrable by the Company or Bank directly to Executive, the Company or Bank shall pay to Executive up to $25,000 or the actual cost of a replacement membership incurred by Executive, whichever is less.

         (f) No Duty to Mitigate. Executive's entitlement to benefits under this Agreement shall not be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation which he may receive from future employment.

         (g) Payment Obligations Absolute. Unless Section 5 is applicable, the obligation of Company and Bank to pay or cause to be paid to Executive the benefits and to make the arrangements provided in this Section 4 shall be absolute and unconditional upon the occurrence of a Qualifying Termination and shall not be affected by any circumstances, including without limitation, any setoff, counterclaim, recoupment, defense or other right which Bank may have against Executive or anyone else. All amounts payable by or on behalf of Bank under this Agreement shall, unless specifically stated otherwise in this Agreement, shall be paid without notice or demand. Each and every payment made hereunder by or on behalf of Bank shall be final and absolute, and Bank and its subsidiaries and affiliates shall not for any reason, whatsoever, seek to recover all or any part of such payment from Executive or from whomever shall be entitled thereto.

         (h) Tax Effect. Notwithstanding the provisions of Section 280G of the code, it is the parties' intention that the "excess parachute" provisions of
Section 280G(b), in effect as of the date of this Agreement, and the resulting excise tax provided for in Section 4999 of the Code, shall be inapplicable to the payments to be made to Executive under this Agreement for the reasons that
(i) the

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outstanding stock of the Company is not traded on an established securities market, and (ii) this Agreement and the terms hereof were approved by a vote of more than seventy-five percent (75%) of the Company's outstanding voting securities at a duly called meeting of the Company's shareholders held on April 24, 1997, following proper notice thereof and delivery of a complete and accurate proxy statement describing all material terms of this Agreement.

         5. Conditions to Obligations of Company and Bank. Notwithstanding any other provision of this Agreement, neither the Company nor the Bank shall have any obligation to provide or cause to be provided to Executive the rights and benefits described in Section 4 hereof if either of the following events shall occur:

                  (a) Termination for Cause. If Bank shall terminate Executive's employment for "cause." For purposes of this Agreement, termination of employment for "cause" shall mean termination solely for conviction of a felony; or

                  (b) Resignation as Director or Officer. If Executive shall fail, promptly after termination and upon receiving a written request to do so, to resign as a director and/or officer of Bank and each subsidiary and affiliate of Bank of which he is then serving as a director and/or officer.

         6.       Confidentiality; Cooperation; Consultancy.

                  (a) Confidentiality. Executive agrees that at all times following termination of his employment, he will not, without the prior written consent of Bank, disclose to any person, firm or corporation any confidential information of the Company, Bank or their subsidiaries and affiliates which is now known to him or which hereafter and before termination may become known to him as a result of his employment or association with the Company and Bank, and which could be helpful to a competitor; provided, however, that the foregoing shall not apply to confidential information that becomes publicly disseminated by means other than breach of this Agreement.

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                  (b)      Cooperation. Executive agrees that at all times
following termination of his employment, he will furnish such information and render such assistance and cooperation as may be reasonably requested in connection with any litigation or legal proceedings concerning Bank or any of its affiliates (other than legal proceedings concerning Executive's employment). In connection with such cooperation, Bank will pay or reimburse Executive for all reasonable expenses incurred in cooperating with such request.

                  (c) Consultation. Executive agrees that for a period of two (2) years following termination of his employment, he will make himself available to the Company, Bank and their subsidiaries, affiliates and successors for consultation with senior officers of the Company, Bank and their subsidiaries, affiliates, and successors, as the case may be; provided, however, Executive shall not be required to perform consulting services (i) for more than five (5) days in any month and (ii) for more than thirty (30) hours in any month. It is expressly agreed that Executive's consulting services will be required at such time and at such places as will result in the least inconvenience to Executive taking into consideration Executive's other business commitments during such period. It is further agreed that Executive's consulting services shall be rendered by personal consultation at Executive's principal residence or office, wherever maintained, or by correspondence through mail, telephone, facsimile transmission, or other similar modes of communication during regular business hours or at such other times as are deemed by Executive to be most convenient. In the event Executive should enter into the full-time employment with another company or firm, Executive shall not be required to consult at times or on matters which would conflict with his responsibilities with respect to such new employment. The Company and Bank shall pay Executive reasonable compensation, together with reimbursement of all reasonable expenses, for such consulting services.

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         7.       Term of Agreement. This Agreement shall commence as of the date hereof and shall terminate on March 31, 2002; provided, however, this Agreement shall automatically renew for successive one (1) year periods unless Company or Bank notifies Executive in writing at least 180 days prior to the expiration date that Company and Bank does not desire to renew the Agreement for an additional term; and provided further, however, that such notice to terminate this Agreement shall not be given and if given shall have no effect (i) within three (3) years after a Change of Control or (ii) during any period of time when Company or Bank has reason to believe that any third person has taken steps toward a Potential Change of Control.

         8. Expenses. The Company and Bank shall pay or reimburse Executive for all costs and expenses including, without limitation, court costs and attorneys' fees, incurred by Executive as a result of any claim, action or proceeding by Executive against Bank arising out of or challenging the validity or enforceability of this Agreement or any provision hereof.

         9. No Prejudice Toward Rights of Indemnification. Nothing contained in this Agreement shall be construed to limit, diminish, waive or otherwise prejudice any statutory, common law, contractual or corporate bylaw rights of indemnification which Executive may now or hereafter hold with respect to his position as a director and/or officer of the Bank, the Company, and their respective subsidiaries and affiliates.

         10. Construction of Agreement. Nothing in this Agreement shall be construed to amend any provision of any plan or policy of Bank other than as specifically stated herein. This Agreement is not an employment contract between Bank and Executive and nothing set forth herein shall be deemed to create an employment contract between Executive and Bank. Executive acknowledges that the rights of the Company and Bank to change or reduce, at any time and from time to time, his compensation, title, responsibilities, business location, and all other aspects of the employment

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relationship or to discharge him with or without cause shall remain wholly unaffected by the provisions of this Agreement; it being the parties' mutual intention and agreement that this Agreement is intended to have legal effect solely at such time as there occurs a Change of Control. No waiver by either party to this Agreement at any time of any breach by the other party or non-compliance with any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of any such provision or condition. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and all prior agreements or representations, express or implied, regarding such subject matter shall be deemed merged herein.

         11. Successors. The obligations and duties of the Company and the Bank shall be binding upon their respective successors. Whenever the term "Company" or "Bank" is used herein, it shall be deemed to include their respective successors, whether by merger, assignment, operation of law, or otherwise. The performance of such obligations and duties shall inure to the benefit of Executive and Executive's heirs and assigns to the extent such obligations and duties remain enforceable after Executive's death.

         12. Amendments. This Agreement shall be amended only pursuant to written instrument signed by each party hereto.

         13. Applicable Law. This Agreement is made as a Tennessee contract and shall be construed and applied according to the laws of the State of Tennessee.

         14. Jurisdiction. Jurisdiction with respect to any issue or dispute arising hereunder shall be exclusively with the Chancery and Circuit Courts for Sullivan County, Tennessee.

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         IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first written hereinabove.

                                    BANCTENN CORP.

                                    By: /s/  Colon A. Terrell, Jr.
                                       -----------------------------------------
                                       Colon A. Terrell, Jr.
                                       President and Chief
                                       Executive Officer

                                    BANK OF TENNESSEE

                                    By: /s/  Colon A. Terrell, Jr.
                                       -----------------------------------------
                                       Colon A. Terrell, Jr.
                                       Chairman of the Board and
                                       Chief Executive Officer

                                    /s/  Roy L. Harmon, Jr.
                                    --------------------------------------------
                                       ROY L. HARMON, JR.